Exhibit 99.1

Nxt-ID, Inc. Provides a General Update on the Status of its Business

Oxford, Connecticut, Jan. 25, 2021 (GLOBE NEWSWIRE) -- Nxt-ID, Inc. (NASDAQ: NXTD) (the “Company,” “we,” or “our”), a provider of healthcare devices and services, provides a general update on the status of its business.

Commented Vincent S. Miceli, CEO: “As the Company enters into 2021, I would like to begin providing the shareholders of Nxt-ID, Inc. with more frequent updates on the current status of the business and the progress that we are making as it relates to our new product initiatives. The intention of these updates will be to provide supplemental information to our shareholders and these updates will be in addition to our SEC communications and the quarterly investor conference calls that we have to discuss the Company’s operating results.”

Revenues for the month of December 2020 and January 2021 thus far are beginning to show some improvement over the average monthly revenues for the April through November 2020 timeframe. While it is too premature to declare that the COVID-19 impact on the business is behind the Company, there are some positive trends to report:

•	Certain VA Hospitals and clinics are beginning to place orders in line with pre-COVID-19 practices and purchasing patterns. We are beginning to see some more bulk ordering from certain of the VA hospitals and we are also seeing some of the hospitals increasing their respective staffing levels.

•	The Company has rolled out its new 4G version of the Guardian Alert Plus and the product has been well received. The Company believes that the 4G version of the Guardian Alert is the best value proposition available for the VA Hospitals and clinics.

•	The Company recently submitted its GSA application with the U.S. government. We expect to receive a contract by the end of the first quarter of 2021.

•	The WiFi product is progressing as anticipated. We will commence final field testing in late January 2021 and we are on track for a June 2021 product launch.

•	The Company is also in the process of redesigning its websites for both Nxt-ID, Inc. and LogicMark with a primary focus on product exposure and brand awareness and our goal is to begin generating retail sales of our products off of the websites.

•	The Company continues to work very hard to achieve financial stability in this very difficult time. Our December offering was very successful and provided the Company with funding that will now enable the Company to hire new personnel in sales and marketing and will also allow the Company to reinstitute an advertising and marketing campaign focused on product awareness and brand recognition.

Concluded Miceli: Thank you to all of our shareholders for their continued support and we look forward to providing you with additional commentary and periodic status updates on the business as we move forward into 2021.

About Nxt-ID, Inc.
Nxt-ID, Inc. (NASDAQ: NXTD) provides technology products and services for healthcare applications. The Company has extensive experience in access control, biometric and behavior-metric identity verification, security and privacy, encryption and data protection, payments, miniaturization and sensor technologies. Through its subsidiary, LogicMark LLC, Nxt-ID, Inc. is a manufacturer and distributor of non-monitored and monitored personal emergency response systems sold through dealers/distributors and the United States Department of Veterans Affairs. Learn more about Nxt-ID at www.nxt-id.com. For Nxt-ID, Inc. corporate information contact: info@nxt-id.com

Forward-Looking Statements for Nxt-ID: This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management's current expectations, as of the date of this press release, and involve certain risks and uncertainties. Forward-looking statements include statements herein with respect to the successful execution of the Company's business strategy. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors. Such risks and uncertainties include, among other things, our ability to establish and maintain the proprietary nature of our technology through the patent process, as well as our ability to possibly license from others patents and patent applications necessary to develop products; the availability of financing; the Company's ability to implement its long range business plan for various applications of its technology; the Company's ability to enter into agreements with any necessary marketing and/or distribution partners; the impact of competition, the obtaining and maintenance of any necessary regulatory clearances applicable to applications of the Company's technology; and management of growth and other risks and uncertainties that may be detailed from time to time in the Company's reports filed with the Securities and Exchange Commission.

Media Contact: Vincent S. Miceli
investors@nxt-id.com